                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                --------------------------------
                                                         OMB APPROVAL
                                                --------------------------------
                                                OMB Number:        3235-0145
                                                Expires:     August 31, 1999
                                                Estimated average burden
                                                hours per response.....14.90
                                                --------------------------------
                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                             STARMEDIA NETWORK, INC.
                             -----------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    855546107
                                    ---------
                                 (CUSIP Number)

                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 Pages

---------------------                                     ---------------------
CUSIP No. 855546107                   13G                 Page  2  of  10 Pages
---------------------                                     ---------------------
------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Warburg, Pincus Equity Partners, L.P.         13-3986317

------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [x]
                                                                       (b) [ ]

------------- -----------------------------------------------------------------
     3        SEC USE ONLY

------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- -----------------------------------------------------------------
                  5      SOLE VOTING POWER

                         -0-
              --------- -------------------------------------------------------
 NUMBER OF        6      SHARED VOTING POWER
  SHARES
BENEFICIALLY             1,692,709
  OWNED BY    --------- -------------------------------------------------------
 REPORTING        7      SOLE DISPOSITIVE POWER
  PERSON
   WITH                  -0-
              --------- -------------------------------------------------------
                  8      SHARED DISPOSITIVE POWER

                         1,692,709
------------- -----------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

              1,692,709
------------- -----------------------------------------------------------------
    10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*

              [ ]
------------- -----------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              2.9%
------------- -----------------------------------------------------------------
    12        TYPE OF REPORTING PERSON*

              PN
------------- -----------------------------------------------------------------

---------------------                                     ---------------------
CUSIP No. 855546107                   13G                 Page  3  of  10 Pages
---------------------                                     ---------------------
------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Warburg, Pincus & Co.                         13-6358475

------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [x]
                                                                       (b) [ ]

------------- -----------------------------------------------------------------
     3        SEC USE ONLY

------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              New York
------------- -----------------------------------------------------------------
                  5      SOLE VOTING POWER

                         -0-
              --------- -------------------------------------------------------
 NUMBER OF        6      SHARED VOTING POWER
  SHARES
BENEFICIALLY             3,385,417
  OWNED BY    --------- -------------------------------------------------------
 REPORTING        7      SOLE DISPOSITIVE POWER
  PERSON
   WITH                  -0-
              --------- -------------------------------------------------------
                  8      SHARED DISPOSITIVE POWER

                         3,385,417
------------- -----------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

              3,385,417
------------- -----------------------------------------------------------------
    10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*

              [ ]
------------- -----------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              5.8%
------------- -----------------------------------------------------------------
    12        TYPE OF REPORTING PERSON*

              PN
------------- -----------------------------------------------------------------

---------------------                                     ---------------------
CUSIP No. 855546107                   13G                 Page  4  of  10 Pages
---------------------                                     ---------------------
------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              E. M. Warburg, Pincus & Co., LLC              13-3536050

------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [x]
                                                                       (b) [ ]

------------- -----------------------------------------------------------------
     3        SEC USE ONLY

------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              New York
------------- -----------------------------------------------------------------
                  5      SOLE VOTING POWER

                         -0-
              --------- -------------------------------------------------------
 NUMBER OF        6      SHARED VOTING POWER
  SHARES
BENEFICIALLY             3,385,417
  OWNED BY    --------- -------------------------------------------------------
 REPORTING        7      SOLE DISPOSITIVE POWER
  PERSON
   WITH                  -0-
              --------- -------------------------------------------------------
                  8      SHARED DISPOSITIVE POWER

                         3,385,417
------------- -----------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

              3,385,417
------------- -----------------------------------------------------------------
    10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*

              [ ]
------------- -----------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              5.8%
------------- -----------------------------------------------------------------
    12        TYPE OF REPORTING PERSON*

              00
------------- -----------------------------------------------------------------

---------------------                                     ---------------------
CUSIP No. 855546107                   13G                 Page  5  of  10 Pages
---------------------                                     ---------------------
------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Warburg, Pincus Ventures International, L.P.

------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [x]
                                                                       (b) [ ]

------------- -----------------------------------------------------------------
     3        SEC USE ONLY

------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Bermuda
------------- -----------------------------------------------------------------
                  5      SOLE VOTING POWER

                         -0-
              --------- -------------------------------------------------------
 NUMBER OF        6      SHARED VOTING POWER
  SHARES
BENEFICIALLY             1,692,708
  OWNED BY    --------- -------------------------------------------------------
 REPORTING        7      SOLE DISPOSITIVE POWER
  PERSON
   WITH                  -0-
              --------- -------------------------------------------------------
                  8      SHARED DISPOSITIVE POWER

                         1,692,708
------------- -----------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

              1,692,708
------------- -----------------------------------------------------------------
    10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*

              [ ]
------------- -----------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              2.9%
------------- -----------------------------------------------------------------
    12        TYPE OF REPORTING PERSON*

              PN
------------- -----------------------------------------------------------------

Item 1(a):                  Name of Issuer:
---------                   --------------
                            StarMedia Network, Inc.

Item 1(b):                  Address of Issuer's Principal Executive Offices:
---------                   -----------------------------------------------
                            29 West 36th Street
                            New York, NY  10018

Item 2(a)                   Name of Person Filing
---------                   ---------------------
                            This statement is filed by and on behalf of (a)
                            Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership (together with three related limited partnerships, "WPEP"), which directly owns
                            1,692,709 shares of the Common Stock, par value
                            $.001 per share, of StarMedia Network, Inc. (the
                            "Common Stock"); (b) Warburg, Pincus Ventures
                            International, L.P., a Bermuda limited partnership
                            ("WPVI"), which directly owns 1,692,708 shares of the Common Stock; (c) Warburg, Pincus & Co., a New
                            York general partnership ("WP"); and (d) E.M.
                            Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), which manages WPEP and WPVI. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed also to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP.

Item 2(b):                  Address of Principal Business Office:
---------                   ------------------------------------
                            The business address of each of WPEP, WPVI, WP and EMW LLC is 466 Lexington Avenue, New York, New York
                            10017.

Item 2(c):                  Citizenship:
---------                   -----------
                            WPEP is Delaware limited partnership. WPVI is a Bermuda limited partnership. WP is New York general partnership. EMW LLC is a New York limited liability company.

Item 2(d):                  Title of Class of Securities:
---------                   ----------------------------
                            Common Stock

Item 2(e):                  CUSIP Number:
---------                   ------------
                            855546107

Item 3:                     If the reporting person is an investment advisor
------                      in accordance with ss. 240.13d-1(B)(1)(ii)(E),
                            check this box [ ]


                               Page 6 of 10 Pages

Item 4:                     Ownership:
------                      ---------
                            Ownership of WPEP
                            -----------------
                            (a) 1,692,709 shares of Common Stock, as of the date of this Statement

                            (b) 2.9% (based upon number of shares outstanding as reported in the Issuer's Form 10-Q, filed for the quarterly period ended September 30, 1999)

                            (c)  (i)    -0-

                                 (ii)   1,692,709

                                 (iii)  -0-

                                 (iv)   1,692,709


                            Ownership of WPVI
                            -----------------
                            (a) 1,692,708 shares of Common Stock, as of the date of this Statement

                            (b) 2.9% (based upon number of shares outstanding as of September 30, 1999, as reported in the Issuer's Form 10-Q, filed for the quarterly period ended September 30, 1999)

                            (c)   (i)   -0-

                                  (ii)  1,692,708

                                  (iii) -0-

                                  (iv)  1,692,708


                            Ownership of WP and EMW LLC:
                            ---------------------------
                            (a) 3,385,417 shares of Common Stock, as of the date of this Statement

                            (b) 5.8% (based upon number of shares outstanding as of September 30, 1999, as reported in the Issuer's Form 10-Q, filed for the quarterly period ended September 30, 1999)

                            (c)   (i)   -0-

                                  (ii)  3,385,417

                                  (iii) -0-

                                  (iv)  3,385,417


Item 5:                     Ownership of Five Percent or Less of a Class:
------                      --------------------------------------------
                            Not applicable.

Item 6:                     Ownership of More than Five Percent on Behalf of
------                      ------------------------------------------------
                            Another Person:
                            --------------


                               Page 7 of 10 Pages

                            Not applicable.

Item 7:                     Identification and Classification of the Subsidiary
------                      ---------------------------------------------------
                            Which Acquired the Security Being Reported on
                            ---------------------------------------------
                            By the Parent Holding Company:
                            -----------------------------
                            Not applicable.

Item 8:                     Identification and Classification of
------                      ------------------------------------
                            Members of the Group:
                            --------------------
                            Not applicable.

Item 9:                     Notice of Dissolution of Group:
------                      ------------------------------
                            Not applicable.

Item 10:                    Certification:
-------                     -------------
                            Not applicable.


                               Page 8 of 10 Pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000


                                WARBURG, PINCUS EQUITY PARTNERS, L.P.

                                By:  Warburg, Pincus & Co.,
                                     General Partner


                                By:  /s/ Stephen Distler
                                     --------------------------------
                                         Stephen Distler, Partner



                                WARBURG, PINCUS VENTURES INTERNATIONAL, L.P.

                                By:  Warburg, Pincus & Co.,
                                     General Partner


                                By:  /s/ Stephen Distler
                                     --------------------------------
                                         Stephen Distler, Partner



                                WARBURG, PINCUS & CO.


                                By:  /s/ Stephen Distler
                                     --------------------------------
                                         Stephen Distler, Partner



                                E.M. WARBURG, PINCUS & CO., LLC


                                By:  /s/ Stephen Distler
                                     --------------------------------
                                         Stephen Distler, Member


                               Page 9 of 10 Pages

                                  EXHIBIT INDEX


Exhibit              Title
-------              -----

Exhibit 99.1:        Joint Filing Agreement Pursuant to Rule 13d-1(k)(1)



                              Page 10 of 10 Pages